Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

ARROWROOT ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(f)(2)	128,499,998	N/A	$4,283.34	(3)	0.0001102	$0.48
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—				—	—	—	—
	Total Offering Amounts					$4,283.34			$0.48
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$0.48

(1)	Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In connection with the consummation of the business combination described herein (the “Business Combination”) pursuant to the Agreement and Plan of Merger by and among Arrowroot Acquisition Corp., ARAC Merger Sub, Inc. and iLearningEngines, Inc. (“iLearningEngines”) (the “Merger Agreement”), Arrowroot Acquisition Corp. will amend and restate its amended and restated certificate of incorporation, as amended, and reclassify its existing Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share, as a single class of common stock, par value $0.0001 per share (the “Common Stock”), which will be the only class of common stock outstanding at the time of closing of the Business Combination. The number of shares of Common Stock being registered represents (i) 125,445,611 shares of Common Stock to be issued in connection with the Business Combination equal to (A) the sum of (i) the Base Purchase Price (as defined in the Merger Agreement) of $1,285 million, minus (ii) the Company Incentive Amount (as defined in the Merger Agreement) assumed to be $0, plus (iii) the aggregate exercise of Company Warrants as defined in the Merger Agreement) of $0, minus (iv) the aggregate Company Convertible Notes (as defined in the Merger Agreement) balance, multiplied by 2.75 (such product, approximately $30.0 million), divided by (B) $10.00, including up to 6,215,506 shares of Common Stock reserved for issuance upon settlement of restricted stock units of iLearningEngines that are outstanding prior to, and will vest in connection with, the consummation of the Business Combination and, pursuant to the terms of the Merger Agreement, will (i) convert into the right to receive Common Stock, and (ii) 3,054,387 shares of Common Stock issuable upon conversion of convertible notes due in October 2025 (“Convertible Notes”) with aggregate principal amount of up to $50,000,000, of which iLearningEngines has issued and sold Convertible Notes with aggregate principal amount of $10,900,000, including to affiliates of our Arrowroot Acquisition Corp.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. iLearningEngines is a private company, no market exists for its securities, and iLearningEngines has an accumulated deficit.